Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

between

OSLO BØRS VPS HOLDING ASA

and

NASDAQ AB

Contents
Clause	Page

1.	Definitions 1

2.	The Offer 4

3.	Board recommendation; Matching Right 5

4.	Announcement 8

5.	Oslo Børs VPS’ covenants 8

6.	Offeror’s covenants 13

7.	Joint covenants 13

8.	Representations and warranties 15

9.	Termination 16

10.	Miscellaneous 17

TRANSACTION AGREEMENT

This agreement (the Agreement) is entered into on _29January 2019 between

(1)
Oslo Børs VPS Holding ASA, a public limited liability company (Nw.:allmennaksjeselskap) incorporated under the laws of Norway with registered number 983 268 617, having its registered business address at Tollbugata 2, 0152 Oslo, Norway (Oslo Børs VPS); and

(2)
NASDAQ AB, a private limited company incorporated under the laws of Sweden with registered number 556243-8001, having its registered business address at Tullvaktsvägen 15, 105 78 Stockholm, Sweden (the Offeror).

The Target and the Offeror are jointly referred to as the Parties and individually as a Party. WHEREAS

(A)
Following the announcement on 24 December 2018 by Euronext N.V. (Euronext) of its intention to launch a voluntary public offer for all of the shares in Oslo Børs VPS (the Oslo Børs VPS Shares), Oslo Børs VPS and the Offeror have conducted discussions regarding a possible combination of their businesses in order to create additional value for the Oslo Børs VPS shareholders and other stakeholders.

(B)	Following such discussions, the Offeror has agreed to make a recommended voluntary tender offer for the Oslo Børs VPS Shares, on the terms and conditions set out in this Agreement (the Offer).

(C)
This Agreement sets out, among other things, the Parties’ agreement on the final terms and conditions upon which the Offeror will make the Offer, the form of recommendation of the Offer by the Oslo Børs VPS board of directors (the Oslo Børs VPS Board), and the form and contents of the announcement of the Offer.

(D)	The Offeror has entered into irrevocable pre-acceptances with certain of Oslo Børs VPS’ major shareholders, in aggregate representing 35.11% of the Oslo Børs VPS Shares.

(E)	On 14 January 2019, Euronext published an offer document for its all-cash tender offer to acquire the Oslo Børs VPS Shares at a price of NOK 145 per share (the Euronext Offer).

1.	Definitions

1.1
Affiliate shall mean, with reference to a specified Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. The term «control” as used in this definition (including its correlative meanings “controlled by” and “under common control with”) shall mean the ability, directly or indirectly, to direct the management or policies of another body corporate, whether through ownership of voting rights or otherwise.

1.2
Applicable Law shall mean all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, applicable to the Parties, their Affiliates or their respective businesses (which for the avoidance of doubt shall include the rules of any listing authority or stock exchange on which the securities of a Party or any Affiliate of a Party are listed (and which for Oslo Børs VPS shall include the rules applicable to N-OTC listed companies)).

1.3	Board Recommendation has the meaning given to it in clause 3.1.1.

1.4	Business Day shall mean a day other than a Saturday or Sunday on which banks are open for general business in Oslo, Norway and New York, the United States of America.

1.5	Clearances shall mean the permits, consents, approvals and actions referred to in item (c) of the Closing Conditions.

1.6	Closing Conditions has the meaning given in clause 2.3.1.

1.7
Competing Offer means any agreement, offer or proposal for, or any indication of interest in, any acquisition of (i) more than 1/3 of the Oslo Børs VPS Shares, (ii) more than 1/3 of the Group’s total assets based on the latest approved annual accounts, or (iii) any assets representing more than 1/3 of the Group’s revenue, earnings before interests, taxes, depreciation and amortization or net income, on an annual basis based on the latest approved annual accounts, whichever is lower, whether by way of a merger, consolidation, asset sale, purchase of shares, tender offer or other business combination or otherwise, other than any offer, proposal or indication of interest made by or on behalf of the Offeror.

1.8
Contract shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing.

1.9	Euronext has the meaning given to in Recital (A).

1.10	Euronext Offer has the meaning given to it in Recital (E).

1.11	Euronext Representative means Euronext and each of its Affiliates and each of its and their respective directors, officers, employees, agents, representatives and advisors.

1.12	Group shall mean Oslo Børs VPS and its subsidiaries.

1.13
Higher Priced Offer shall mean a written offer that constitutes a Competing Offer (provided that, for purposes of this definition, each instance of “1/3” in the definition of Competing Offer shall be read as “1/2”) that the Oslo Børs VPS Board has determined, in good faith and after consulting with its financial advisors and outside counsel, to satisfy each of the following conditions:

(a)
that such Competing Offer is more favourable, from a financial point of view, to the holders of Oslo Børs VPS' Shares than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror in accordance with this Agreement);

(b)
that such Competing Offer is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects (including but not limited to any financing condition) of such Competing Offer and the party making such Competing Offer; and

(c)	that such Competing Offer did not result from a breach of clause 3.3.

1.14	Inside Information shall have the meaning ascribed to such term in section 3-2 of the Norwegian Securities Trading Act.

1.15	Interim Period shall mean the period from the date of this Agreement until the earlier of
(i)the termination of this Agreement, (ii) the lapse or withdrawal of the Offer, or (iii) completion of the Offer.

1.16	Joint Announcement has the meaning given in clause 4.1.1.

1.17	Long Stop Date means 31 December 2019 or such later date as is mutually agreed in writing between Oslo Børs VPS and the Offeror.

1.18	Main Terms and Conditions has the meaning given in clause 2.1.

1.19	Matching Offer has the meaning given in clause 3.2.2.

1.20	Matching Period has the meaning given in clause 3.1.2.

1.21
Material Adverse Change means any fact, circumstance, development, event, change or effect, individually or in aggregate, that is, or is reasonably likely to be, materially adverse to the business, assets, operations, condition (financial or otherwise), assets, or result of operations of the Group taken as a whole, but excluding any fact, circumstance, development, event, change or effect resulting from (i) the announcement of the Offer and the identity of the Offeror as the prospective acquirer of the Group, or any communication by or on behalf of the Offeror regarding the Offeror’s plans or intentions with respect to the Group; (ii) general economic, regulatory or political conditions, or (iii) changes in conditions generally affecting the industries in which the Group operates, in the case of (ii) and (iii) except to the extent such fact, circumstance, development, event, change or effect disproportionately affects the Group when taken as a whole.

1.22	Offer has the meaning given in Recital (B).

1.23	Offer Price shall mean NOK 152 per Oslo Børs VPS Share, subject to adjustment in accordance with this Agreement and the terms and conditions of the Offer.

1.24	Offeror Representatives means the Offeror and each of its Affiliates and each of its and their respective directors, officers, employees, agents, representatives and advisors.

1.25	Oslo Børs VPS Board has the meaning given in Recital (C).

1.26	Oslo Børs VPS Representatives has the meaning given in clause 3.3.1.

1.27	Oslo Børs VPS Shares has the meaning given in Recital (A).

1.28	Permitted Statement has the meaning given in clause 3.1.2.

1.29
Person shall mean an individual, a corporation, a partnership, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any other juridical entity.

1.30
Relevant Authority shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government (including any subdivision, court, administrative agency or commission or other authority thereof); (c) central bank, ministry, governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger authority) (d) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature; or (e) trade agency, association, institution or professional or environmental body in any jurisdiction.

2.	The Offer

2.1	Terms and conditions of the Offer
The Offeror will make the Offer on the main terms and conditions set out in this Agreement and in appendix 1 (the Main Terms and Conditions).

2.2	Offer document

2.2.1
The Offeror will prepare an offer document for the Offer substantially in accordance with Chapter 6 of the Norwegian Securities Trading Act (the Offer Document), setting out the terms and conditions of the Offer. The Offer Document shall include the Main Terms and Conditions.

2.2.2
Oslo Børs VPS shall have the right to review and comment upon the draft Offer Document prior to its publication but shall not have any right or obligation to approve or authorise the contents of the Offer Document, except for the statement of the Oslo Børs VPS Board.

2.2.3
The Offeror shall use its commercially reasonable efforts to ensure that the Offer Document is finalised in time for the acceptance period in the Offer to commence no later than on 28 February 2019. Oslo Børs VPS shall provide the Offeror and its advisers with such assistance, including access to, and procuring the provision of assistance by, relevant professional advisors, and information concerning the business, assets, contracts, properties, liabilities, personnel and other aspects of the Group as they may reasonably request in order to enable the Offeror to finalise the Offer Document and make the Offer in accordance with this Agreement. Notwithstanding the foregoing, the Offeror acknowledges and accepts that due diligence will be permitted only when the Offeror has obtained the Clearances.

2.2.4
Oslo Børs VPS undertakes that the information supplied by Oslo Børs VPS or its representatives for the purposes of preparing the Offer Document will be in accordance with the facts in all material respects and will not omit any material information likely to affect the import of such information.

2.3	Closing Conditions

2.3.1
The completion of the Offer shall be subject to the “Conditions for completion of the Offer” set out in appendix 1 (the Closing Conditions), each one of which may be waived by the Offeror in its sole discretion.

2.3.2	If the Offeror has not publicly announced that the Closing Conditions are satisfied or waived by the Offeror on or before the Long Stop Date the Offer will lapse.

2.4	Compulsory acquisition

2.4.1
As soon as practicable after the completion of the Offer, assuming that the Closing Conditions shall have been either satisfied or waived and the Offeror has acquired at least 90% of the Oslo Børs VPS Shares, the Offeror shall complete a compulsory acquisition of the remaining Oslo Børs VPS Shares in accordance with clause 4-25 of the Norwegian Public Limited Companies Act.

3.	Board recommendation; Matching Right

3.1	Oslo Børs VPS Board recommendation

3.1.1
The Oslo Børs VPS Board undertakes to announce the unanimous recommendation of the Offer in the form attached as appendix 2 (the Board Recommendation). The Board Recommendation shall be included as an attachment to the Offer Document. If Oslo Børs VPS requires that an additional statement on behalf of Oslo Børs VPS is made by an independent third party, any such statement shall not entitle the Oslo Børs VPS Board to withdraw or modify the Board Recommendation.

3.1.2	The Board Recommendation shall, when issued, not be withdrawn, modified or amended by the Oslo Børs VPS Board, provided however that if:

(a)	a Competing Offer is made and is not withdrawn;

(b)	Oslo Børs VPS provides the Offeror with written notice of the Competing Offer in accordance with clause 3.3.6 below;

(c)	the Oslo Børs VPS Board determines that such Competing Offer constitutes a Higher Priced Offer and the Offeror is immediately notified in writing of such decision;

(d)
the Offeror is provided with the opportunity to announce a Matching Offer (as defined below) during a period of five Business Days commencing when the Offeror is given notice and information as set out under c) above (the “Matching Period”); and

(e)	the Offeror does not announce a Matching Offer in accordance with clause 3.2 by the end of the Matching Period,

then any public statement it may make with respect to the Higher Priced Offer shall comply with the following requirements (the Permitted Statement): the Oslo Børs VPS Board may only acknowledge that the Higher Priced Offer is more favourable from a purely financial point of view than the Offer and that Oslo Børs VPS shareholders whose focus is on the financial perspective will prefer the Higher Priced Offer but shall (i) reiterate and maintain unaltered all statements from the Board Recommendation regarding the Offeror as the preferred owner of Oslo Børs VPS from an industrial/strategic perspective; (ii) advise Oslo Børs VPS shareholders that the Offer would be more likely than the Higher Priced Offer to promote the long term success of the Group having regard to the strategic interests of capital market participants based in Norway and elsewhere in the Nordic region and (iii) reiterate the fact that Oslo Børs VPS shareholders holding in excess of 35.11% of Oslo Børs VPS Shares, including customers of Oslo Børs VPS, have irrevocably undertaken to accept the Offer.

3.1.3
Oslo Børs VPS undertakes not to enter into any agreement in relation to, or make or permit the making of, any announcement or other public statement (unless required by Applicable Law) in respect of any Competing Offer unless the Matching Period has expired and the Offeror has not announced a Matching Offer, in which case any announcement or other public statement which Oslo Børs VPS makes or permits to be made in respect of such Competing Offer shall not be inconsistent in any respect with the Permitted Statement.

3.2	Right to match

3.2.1	In case of a Higher Priced Offer the Oslo Børs VPS Board shall permit the Offeror to amend the Offer during the Matching Period.

3.2.2
If the Offeror prior to expiry of the Matching Period amends its Offer so that the amended Offer Price is as high as the offer price in the Higher Priced Offer and otherwise on terms not significantly less favourable than the terms of the Offer on the date of this Agreement (a Matching Offer), then the Oslo Børs VPS Board shall issue a statement whereby the Oslo Børs VPS Board maintains its recommendation of the Offer (as amended). In such event, the provisions of this Agreement shall to the extent applicable, apply to such Matching Offer.

3.2.3
If the Offeror does not amend its offer within the Matching Period, or if the amended Offer is not a Matching Offer, then subsequent to the expiry of the Matching Period, Oslo Børs VPS may make a statement with respect to the Higher Priced Offer in accordance with the provisions of clause 3.1.2. For the avoidance of doubt, in such circumstances, Oslo Børs VPS shall not make, or permit to be made, any announcement or other public statement in respect of a Higher Priced Offer which is inconsistent in any respect with the Permitted Statement.

3.3	Non-solicitation

3.3.1
Oslo Børs VPS undertakes to the Offeror that, with effect from the entry into this Agreement, Oslo Børs VPS and its Affiliates and their respective directors, officers, key employees, agents, representatives and advisors (collectively Oslo Børs VPS Representatives) shall terminate immediately any discussions or negotiations with any person which could reasonably be expected to result in any Competing Offer being announced or made.

3.3.2
Subject to clause 3.3.5, Oslo Børs VPS shall also discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise).

3.3.3
Subject to clause 3.3.5, until the earlier of the date on which (i) the Offer is completed and (ii) the Offer lapses, Oslo Børs VPS shall not, and shall procure that no Oslo Børs VPS Representative shall, directly or indirectly, (i) solicit, seek, encourage, assist or initiate the making of any inquiries, expressions of interest, proposals, offers or announcement from any Person (including, without limitation, brokerage firms, corporate advisors and/or other advisors), relating to any possible Competing Offer; (ii) furnish any information regarding the Group or its businesses and Affiliates to any Person in connection with or in response to a Competing Offer, or an inquiry or indication of interest that could reasonably be expected to lead to a Competing Offer; (iii) engage or participate in discussions or negotiations with any Person with respect to any Competing Offer; (iv) approve, endorse or recommend any Competing Offer; or (v) enter into any letter of intent, agreement, commitment, understanding or transaction with any entity or Person relating to any transaction which is a Competing Offer.

3.3.4	Without prejudice to the generality of clause 3.3.3, until the earlier of the date on which
(a)    the Offer is completed and (b) the Offer lapses, Oslo Børs VPS shall not, and shall procure that none of the Oslo Børs VPS Representatives, directly or indirectly, (i) furnish any information regarding itself or its businesses and Affiliates to any Euronext Representative with respect to the Euronext Offer; (ii) unless required by Applicable Law, engage in discussions or negotiations with any Euronext Representative with respect to the Euronext Offer; (iii) approve, endorse or recommend the Euronext

Offer; or (iv) enter into any letter of intent, agreement, commitment, understanding or transaction with any Euronext Representative or any other Person with respect to the Euronext Offer.

3.3.5
Notwithstanding the restrictions in clauses 3.3.2, 3.3.3 and 3.3.4, if Oslo Børs VPS subsequent to the date of this Agreement receives an unsolicited bona fide written proposal which makes it likely that a potential Competing Offer (which for the avoidance of doubt can be an improved unsolicited offer from Euronext) will be presented, it shall be entitled to enter into discussions and share confidential information with such parties (and enter into a confidentiality agreement for the disclosure of such confidential information on terms that are not more favourable to such parties than the terms of the confidentiality agreement between Oslo Børs VPS and the Offeror (or its Affiliates), but shall not enter into any other agreement or make any other commitment in connection with a Competing Offer unless required by Applicable Law) to the same extent as such information at such point in time has been shared with the Offeror, if and to the extent that (i) the Oslo Børs VPS Board has determined in good faith and after consulting with its financial advisors and outside counsel that such potential Competing Offer is likely to result in a Higher Priced Offer being made within a reasonable time frame; and (ii) that the Oslo Børs VPS Board determines in good faith, after consulting with its outside counsel, that it would breach its fiduciary duties if it did not respond to such potential Competing Offer.

3.3.6
Subject to Applicable Laws, if Oslo Børs VPS subsequent to the announcement of the Offer receives a Competing Offer, it shall if it has decided to pursue such Competing Offer immediately notify the Offeror in writing of such Competing Offer, the material terms and conditions of any such Competing Offer (including, but not limited to the proposed price) and any subsequent amendment thereof, and the identity of the proposing party, such notice to be given as promptly as practicable and in any event within two Business Days of such decision to proceed, and Oslo Børs VPS shall provide the Offeror with any other reasonably requested information which the Offeror may require in order to evaluate the Competing Offer. If Oslo Børs VPS enters into discussions with a third party in accordance with clause 3.3.5 it shall on a timely basis inform and keep informed the Offeror of all significant developments in such discussions and provide the Offeror with all non-public information furnished to the proposing party which has not been disclosed to the Offeror yet. Oslo Børs VPS shall, subject to Applicable Laws, as soon as possible on a no name basis inform the Offeror of the contemplated announcement of any Competing Offer of which Oslo Børs VPS is made aware. For the avoidance of doubt, notwithstanding any other provision of this Agreement and subject only to the requirements of Applicable Law, Oslo Børs VPS shall not make, or permit to be made, any announcement or other public statement in respect of any Competing Offer which is inconsistent in any respect with the Permitted Statement.

3.3.7
Oslo Børs VPS undertakes to the Offeror that, prior to the Long Stop Date, it shall not agree with any other person or its representatives any break fee, work fee, payment, benefit, incentive, indemnity, contribution for costs or similar arrangement in relation to the evaluation, preparation, submission, completion or termination of any actual or potential Competing Offer.

4.	Announcement

4.1	Joint announcement

4.1.1
The Parties shall issue a joint press release/stock exchange notice reflecting the terms of the Offer and the recommendation of the Offer by the Board, in the form set out in appendix 3 (the Joint Announcement) immediately after the execution of this Agreement.

4.2	No other announcements

4.2.1
Except as set out clause 4.1, the Parties shall not make any announcements relating to the transactions contemplated by this Agreement, including but not limited to press releases and stock exchange notices relating to the Offer, except with the other Party's prior consent, such consent not to be unreasonably withheld or delayed.

4.2.2
This clause 4.2 shall not prohibit any public announcement or notice required to be made by any Applicable Law, provided that the Parties shall, to the extent practicable, consult with each other concerning the timing and content of any such announcement before it is made and shall give a copy thereof to the other Party at the same time as, or as soon as reasonably practicable after, the making of such announcement.

4.2.3
This clause 4.2 shall not prohibit any public announcement or notice, and the Parties shall be entitled to make such announcements as they deem appropriate, in response to any Competing Offer (subject to clause 3) or if the Board Recommendation is withdrawn, amended or modified, subject to, in the case of Oslo Børs VPS, any such announcement or notice not being inconsistent in any respect with the Permitted Statement.

4.2.4
Subject to clause 3.1.2, Oslo Børs VPS shall not, and shall procure that no Oslo Børs VPS Representative shall, make any statement or express any opinion regarding the Offer which is inconsistent with the Board Recommendation.

5.	Oslo Børs VPS’ covenants

5.1	Conduct of business
Subject to any requirements pursuant to Applicable Laws, including the requirement to comply with the Group's permits from Relevant Authorities and related conditions, Oslo Børs VPS undertakes to the Offeror that during the Interim Period:

(a)
except as contemplated by any other provision of this Agreement, the business of Oslo Børs VPS and the Group shall in all material respects be conducted only in the ordinary course of business consistent with past practice or plans that have been publicly disclosed or disclosed in writing to the Offeror prior to the date of this Agreement and in accordance with Applicable Law, it will pay or perform all of its obligations when due and seek to: (i) preserve its present business organisation, (ii) keep available the services of its present officers and key employees, (iii) preserve its present lines of business, and (iv) unless reasonably and in good faith considered by the Oslo Børs VPS Board or management not to be in the best interest of the Group, preserve its present relationships with customers, suppliers and other third parties;

(b)	neither it nor any of its Affiliates will incur capital expenditures (i.e. CAPEX according to Group's relevant accounting principles) which exceed NOK 100 million in aggregate;

(c)
neither it nor any of its Affiliates will (whether by one transaction or by a series of transactions) undertake any acquisitions or disposals (including, without limitation, by way of sale of shares in a subsidiary or disposals by way of sale, leasing or licensing) with a value in excess of NOK 100 million or which may otherwise be outside the ordinary course in the context of the Group’s business or novate or enter into binding agreements for such acquisitions or disposals, or enter into any form of joint venture, association or partnership, in each case if such joint venture, association or partnership is or would reasonably be expected to be material in the context of the Offer or of the Group taken as a whole;

(d)
neither it nor any of its Affiliates will enter into any Contracts (which when used in this clause 5.1(d) for the avoidance of doubt shall not comprise business terms generally applicable) or agree to materially amend any existing Contracts which agreement or amendment individually involve or may involve total annual expenditure, before or after any amendment, in excess of NOK 50 million or which are otherwise outside the ordinary course in the context of the business of the Group;

(e)
it will use all reasonable endeavours to ensure that neither it nor any of its Affiliates will in any material respect breach any terms of any material Contracts and neither it nor any of its Affiliates shall, except in the ordinary course of the Group's business, novate any of its material Contracts (which for the avoidance of doubt shall not comprise business terms generally applicable);

(f)
neither it nor any of its Affiliates will enter into any Contracts which are: (i) not on arm’s length terms or for full value; (ii) not in the ordinary course of business; (iii) on unusual, abnormal or onerous terms; or (iv) with a person who directly or indirectly holds shares in Oslo Børs VPS or members of Oslo Børs VPS’ executive management except, in each case, in the ordinary course of business consistent with past practice;

(g)
neither it nor any of its Affiliates will make or agree to any material change of the terms of employment or engagement of its directors or of any member of the executive management (other than changes in the ordinary course of business consistent with past practice and at normal market terms);

(h)
it will not make any proposal or pass any resolution to (i) amend or propose to amend its articles of association; (ii) allot or issue shares or change its share capital or number of Oslo Børs VPS Shares, (iii) declare or distribute any dividend or make any other distribution to its shareholders other than regular cash dividends in a manner and in amounts consistent with past practice, or (iv) issue any financial instrument giving a right to acquire or subscribe for Oslo Børs VPS Shares;

(i)
it will not, and will procure that none of its Affiliates will, acquire or sell any treasury shares, except for any treasury shares acquired and/or sold as part of Oslo Børs VPS' existing employee share saving scheme in the ordinary course of business, consistent with past practice, and in an amount not to exceed 100,000 shares;

(j)
neither it nor any of its Affiliates will merge, consolidate with or into any other corporation, enter into any reorganisations, corporate restructuring, liquidation, dissolution or change in any manner the rights of its capital stock or the character of its business;

(k)
neither it nor any of its Affiliates will acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any equity investments therein (other than equity investments in majority-owned members of the Group);

(l)	neither it nor any of its Affiliates will incur any indebtedness from any party that is not a member of the Group for borrowed money, or issue any debt securities, in excess of NOK 100 million;

(m)
neither it nor any of its Affiliates will repay, accelerate or otherwise materially amend the terms of any indebtedness of any member of the Group from any party that is not a member of the Group otherwise than in the ordinary course of business consistent with past practice;

(n)	it will not adopt, materially amend or withdraw any employee benefit, bonus, profit sharing or equity incentive program;

(o)
it will in connection with the Offer, the Euronext Offer or any Competing Offer not agree, incur or pay any fees, bonuses, consulting fees, advisory fees, monitoring fees, services fees or directors fees, other than to Oslo Børs VPS’ currently retained advisors in connection with the Offer and the Euronext Offer;

(p)
except as disclosed to the Offeror in writing prior to the date of this Agreement, it will not change any member of its executive management, nor implement any lay- offs or new general hires, that is outside the ordinary course or material in the context of the Offer, provided, however, that Oslo Børs VPS shall not be in breach of this clause 5.1(p) in the event of any member of Oslo Børs VPS's executive management voluntarily resigning from his/her position and Oslo Børs VPS, after such resignation, hiring a new member of the executive management;

(q)	it shall give prompt written notice to the Offeror of any Material Adverse Change;

(r)
it will not, subject as otherwise envisaged or permitted in this Agreement, take any action which it knows would or might reasonably be expected to be prejudicial to the successful completion of the Offer or which would or might reasonably be expected to have the effect of preventing any of the conditions to the Offer from being fulfilled or resulting in a delay to the expected timetable for the completion of the Offer, including not entering into any other transaction comprised by Section 6-17 (1) of the Norwegian Securities Trading Act;

(s)	it will refrain from announcing, agreeing or committing to do anything in breach of the matters referred to in items (a) to (r) above,

in each case except with the prior written consent of the Offeror, such consent not to be unreasonably withheld or delayed (and if no response is given within five Business Days of receiving written notice from Oslo Børs VPS with sufficient details for the Offeror to conclude on the matter, such consent shall be deemed to have been given).

5.2	Duty to inform
Oslo Børs VPS shall promptly, to the extent not prohibited by Applicable Law, notify the Offeror if it becomes aware that any fact, circumstance, act, matter or thing that is inconsistent with its obligations under clause 5.1 that has occurred or if it becomes aware of any matter that may cause any of the Closing Conditions not to be capable of satisfaction.

5.3	Call for extraordinary general meeting
Following an announcement by the Offeror that all of the Closing Conditions have been satisfied or waived by the Offeror, Oslo Børs VPS shall as soon as possible upon request from the Offeror, but no later than four Business Days after the request from the Offeror, convene a general meeting of Oslo Børs VPS to be held on a date following completion of the Offer as determined by the Offeror, subject to applicable advance notice rules, for the purpose of electing new members of the Oslo Børs VPS Board nominated by the Offeror.

5.4	Release of inside information
No later than simultaneously with the release of the Joint Announcement, Oslo Børs VPS shall upon specific request by the Offeror in respect of the information to be disclosed take all reasonable actions to ensure that the Offeror is released from any trading or disclosure restrictions that may have been caused by the disclosure by Oslo Børs VPS to the Offeror or its Affiliates of any information that constitutes Inside Information in respect of Oslo Børs VPS or securities issued by Oslo Børs VPS, including by, if and to the extent necessary, disclosure of all such information to the market. Subsequent to the date of the release of the Joint Announcement, Oslo Børs VPS shall publicly disclose any Inside Information made available to the Offeror or its Affiliates by or on behalf of Oslo Børs VPS as soon as reasonably practicable until the completion of the Offer, unless such Inside Information is made subject to delayed disclosure by Oslo Børs VPS pursuant to the continuing obligations for N-OTC listed companies.

5.5	Information and Employees
Without limiting clause 7, with effect from receipt of the Clearances by the Offeror , Oslo Børs shall:

a)
co-operate with the Offeror and its Affiliates and their respective directors, officers, employees, advisers, agents and representatives and afford them, upon reasonable notice, access to the properties, books and management, advisers and representatives of the Group for the purposes of the Offer and to facilitate business integration planning, and shall furnish to them such information in relation to the operation, trading, tax affairs and strategy of the business of the Group as they may from time to time reasonably request, subject always to any requirement of Applicable Law restricting the same; and

b)
provide the Offeror with access to identified key employees to allow it to discuss and agree incentive packages. Oslo Børs VPS shall be given the opportunity to participate in any such meeting. Oslo Børs VPS agrees that it will assist wherever possible to encourage key employees to remain with Oslo Børs VPS.

5.6	Third party consents
Oslo Børs VPS shall upon the request from the Offeror make reasonable efforts to seek to obtain such consents of clients, customers and other third parties as are necessary to avoid termination or variation of any Contract which is material to the Group (including financing agreements) as a consequence of the Offer, provided, however that the Offeror shall have no claim against Oslo Børs VPS in case Oslo Børs VPS is unable to obtain such consents and completion of the Offer is not conditional upon such consents being obtained.

6.	Offeror’s covenants

6.1
If the Offeror in the period until the later of 31 December 2019 and six months from completion of the Offer acquires Oslo Børs VPS Shares or rights to acquire Oslo Børs VPS Shares (in the open market or in privately negotiated transactions or otherwise) at a price which is higher than the Offer Price, then the Offeror will increase the Offer Price to be at least equal to such higher consideration and Oslo Børs VPS shareholders tendering in the Offer will be entitled to receive such higher consideration. Any non-cash element in such higher consideration shall be valued and converted into cash based on fair market value for the purpose of determining the increase of the Offer Price.

6.2
If the Offeror in the period until the later of 31 December 2019 and six months from completion of the Offer should sell or enter into an agreement to sell Oslo Børs VPS Shares acquired in the Offer to any third party at a consideration higher than the Offer Price, then the Offeror shall distribute any net profit from such sale to the Oslo Børs VPS shareholders tendering in the Offer on a pro rata basis.

6.3
If the Offeror, prior to expiry of the acceptance period for the Offer, pays or agrees to pay a higher price than the Offer Price for any Oslo Børs VPS Share or the terms of the Offer are otherwise amended or improved, the Offer shall be deemed to have been amended with an offer price equivalent to the higher payment or price or otherwise with the amended or improved terms, as applicable. In such event, any acceptances of the Offer already made shall be deemed an acceptance of the Offer as revised. In such event, the acceptance period for the Offer shall be extended so that at least two weeks remain to its expiry, and any acceptances of the Offer already made shall be deemed an acceptance of the Offer as revised.

6.4	If (i) the condition for the completion of the Offer set out in paragraph (a) of appendix 1 has not been satisfied or waived prior to the expiry of the offer period for the Offer and
(ii)the Euronext Offer (as revised if applicable) is withdrawn after the expiry of the offer period for the Offer but prior to the Long Stop Date, the Offeror undertakes to reopen the offer period for the Offer or by other adequate means permit the Oslo Børs VPS shareholders to accept the Offer in order to satisfy such condition.

7.	Joint covenants

7.1	General
The Parties undertake to cooperate for the purpose of completing the Offer and the acquisition of control of Oslo Børs VPS by the Offeror as described in this Agreement.

7.2	Clearances

7.2.1
The Offeror shall diligently pursue the Clearances with a view to obtaining these as soon as is reasonably practicable and, in any event, by the Long Stop Date and Oslo Børs VPS shall provide information, assistance and access as further set out in this section 7.2 to assist the Offeror to achieve this.

7.2.2
Subject to Applicable law, the Offeror and Oslo Børs VPS shall cooperate with each other and provide each other with all reasonable information, assistance and access in a timely manner in order to allow the Offeror, or the Offeror and Oslo Børs VPS jointly, as may be required, to make any filings with the Relevant Authorities as are necessary in connection with the Clearances, taking into account all applicable waiting periods and/or deadlines and ensure that all information necessary for the making of (or responding to any requests for further information consequent upon) any such filings (including draft versions) is supplied accurately and promptly, provided that the co-operation will be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges and to limit the exchange of any competitively sensitive information to outside counsel or pursuant to an appropriately established clean team arrangement.

7.2.3
The Offeror and its Affiliates shall be responsible for determining the strategy for obtaining the Clearances and (except where Oslo Børs VPS is required by Applicable Law to do so) contacting and corresponding with the Relevant Authorities in relation to such Clearances.

7.2.4	Without prejudice to the foregoing, and except to the extent that to do so is prohibited by Applicable Law:

(a)
The Offeror will submit the notices and applications to obtain the required Clearances for completion of the Offer, including the application to the Norwegian FSA and Norwegian Ministry of Finance (as applicable) as soon as is reasonably practicable after the signing of this Agreement and in any case the Offeror shall commence discussions with the Relevant Authorities with respect to the Clearances within 20 Business Days from the date of this Agreement, provided that the Offeror's obligations under this clause 7.2.4(a) are subject to the provision by Oslo Børs VPS on a timely basis of the cooperation, information, assistance and access contemplated by clause 7.2.2;

(b)
The Offeror and Oslo Børs VPS shall co-operate in the preparation of all such filings referred to in this clause 7.2 and in relation to the preparation of any other submissions, material correspondence or material communications to any Relevant Authority in connection with the Clearances;

(c)
to the extent reasonably practicable each Party shall provide, or procure the provision of, draft copies of all filings, submissions, material correspondence and material communications intended to be sent to any Relevant Authority in relation to obtaining any Clearances to the other Party and its legal advisers at such time as will allow the receiving Party a reasonable opportunity to provide comments on such filings, submissions, correspondence and communications before they are submitted, sent or made and each Party shall provide the other Party with copies of all such filings, submissions, material correspondence and material communications in the form finally submitted or sent (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications);

(d)
each Party shall have regard in good faith to comments made in a timely manner by the other Party on draft copies of filings, submissions, material correspondence and material communications provided pursuant to item (c) above;

(e)
the Offeror and Oslo Børs VPS shall notify each other, and provide copies (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications), in a timely manner of any material communication or material correspondence from any Relevant Authority in relation to obtaining any Clearance. Each Party further agrees to keep the other Party reasonably informed as to the progress of any notification submitted pursuant to item (a) above and shall reasonably consider requests by the other Party or its advisers to attend all meetings or material calls with any Relevant Authority or other persons or bodies (unless prohibited by the Relevant Authority, Applicable Law or other person or body or where commercially sensitive information is likely to be discussed at such meetings or on such calls) relating to obtaining any Clearance and requests to make oral submissions at such meetings or calls; and

(f)
where reasonably requested by a Party, and insofar as permitted by the Relevant Authority, the other Party shall make available appropriate representatives for meetings and calls with any Relevant Authority in connection with the obtaining of any Clearances, provided that in respect of any information the circulation of which would adversely affect the relevant Party’s legitimate business interests, items (a) to (f) above shall only require the disclosing Party to provide, or procure the provision of, non-confidential versions of such information to the other Party and in respect of any competitively sensitive information, to provide such information on an outside counsel basis only or pursuant to an appropriately established clean team arrangement.

7.2.5
Each Party undertakes to keep the other informed promptly of (i) developments which are material or reasonably likely to be material to the obtaining of a Clearance and (ii) the attainment of a Clearance.

8.	Representations and warranties

8.1	Representations and warranties by Oslo Børs VPS
Oslo Børs VPS hereby represents and warrants as of the date of this Agreement to the Offeror as follows:

8.1.1	Organisation and good standing

(a)
Oslo Børs VPS is a corporation duly organized and validly existing under the laws of Norway, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets; and

(b)	Oslo Børs VPS is not in violation of its certificate of incorporation or bylaws.

(c)
The share capital of Oslo Børs VPS is NOK 86,008,000.- divided on 43,004,000 shares, each with a nominal value of NOK 2.00. Oslo Børs VPS has not issued to any of its employees, directors or any third party any options, warrants or rights to subscribe for and/or to acquire shares in Oslo Børs VPS other than pursuant to the existing share saving scheme for employees.

(d)	No Material Adverse Change has occurred during the period from December 31, 2017 to the date of this Agreement.

8.1.2	Corporate power and enforceability

(a)
Oslo Børs VPS has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and consummate the transactions contemplated hereby (provided however, that the shareholders of Oslo Børs VPS will decide whether to accept the Offer in respect of their Oslo Børs VPS Shares). The execution and delivery by Oslo Børs VPS of this Agreement, the performance by Oslo Børs VPS of its covenants and obligations hereunder and the consummation by Oslo Børs VPS of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Oslo Børs VPS, and no additional corporate proceedings on the part of Oslo Børs VPS are necessary to authorize the execution and delivery by Oslo Børs VPS of this Agreement, the performance by Oslo Børs VPS of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby.

(b)
This Agreement has been duly executed and delivered by Oslo Børs VPS and, assuming the due authorization, execution and delivery by the Offeror, constitutes a legal, valid and binding obligation of Oslo Børs VPS, enforceable against Oslo Børs VPS in accordance with its terms.

(c)	The Oslo Børs VPS Board, at a meeting duly called and held at which all directors of Oslo Børs VPS were present, duly and unanimously adopted resolutions (i) approving the execution of this

Agreement, and (ii) resolving to recommend that the shareholders of Oslo Børs VPS accept the Offer.

8.2	Representation and warranty of the Offeror
The Offeror hereby represents and warrants as at the date of this Agreement to Oslo Børs VPS as follows:

(a)
it has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions as contemplated hereby. The execution and delivery by the Offeror of this Agreement, the performance of its obligations hereunder and the consummation of the transactions as contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Offeror, and no additional corporate proceedings on the part of the Offeror are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions as contemplated hereby;

(b)
this Agreement has been duly executed and delivered by the Offeror and, assuming the due authorization, execution and delivery by Oslo Børs VPS, constitutes a legal, valid and binding obligation of the Offeror, enforceable against the Offeror in accordance with its terms; and

(c)	the Offeror has access to sources of financing sufficient to complete the Offer.

9.	Termination

9.1	Termination
This Agreement may be terminated:

(a)
by the Offeror by written notice to Oslo Børs VPS: (i) if the Oslo Børs VPS Board has amended, modified or withdrawn the Board Recommendation without the Offeror’s consent, or (ii) upon a material breach of this Agreement by Oslo Børs VPS, if such breach is not cured within five Business Days of delivery of a written notice by the Offeror to Oslo Børs VPS requesting Oslo Børs VPS to cure such breach, provided that, for the purposes of this clause 9.1(a)(ii) and clause 9.1(b)(iv), any breach of this Agreement shall be determined without regard to any materiality qualifiers set forth in this Agreement (including any warranty, representation or covenant), as if such materiality qualifiers were deleted from the applicable provision in this Agreement, where materiality qualifiers shall mean words or phrases including the term "material", "material adverse change" or "material adverse effect" or other variations of the term "material" set forth in this Agreement;

(b)
by Oslo Børs VPS by written notice to the Offeror: (i) if the Offeror has not consented to the issuance of the Joint Announcement by 08:00 CET on 31 January 2019, (ii) if the Offeror has not published the offer document and commenced the offer period for the Offer on or before 28 February 2019, (iii) if the Offeror has not commenced discussions with the Relevant Authorities with respect to the Clearances within 20 Business Days from the date of this Agreement, subject to Oslo Børs VPS having provided on a timely basis the cooperation, information, assistance and access contemplated by clause 7.2.2, or (iv) upon a material breach of this Agreement by the Offeror, if such breach is not cured within five Business Days of delivery of a written notice by Oslo Børs VPS to the Offeror requesting the Offeror to cure such breach;

(c)	by either Party if (i) a Closing Condition is or becomes incapable of being satisfied and will not be waived and the Offeror has made a public announcement in this respect (such announcement not to be unreasonably withheld or delayed by the Offeror in such event); or (ii) the public announcement by the Offeror of the satisfaction or waiver of all Closing Conditions has not been made by the Long Stop Date, provided however, that the right to terminate under clause 9.1(c) shall not be available to a Party whose failure to fulfil any obligation hereunder has been the principal cause of the failure of any Closing Condition to be satisfied by the Long Stop Date; and

(d)	by mutual written consent of both Parties.

9.2	Effect of Termination
In the event of the termination of this Agreement in accordance with clause 9.1 above, this Agreement shall be of no further force or effect; provided, however, that termination of this Agreement shall be without prejudice to the rights of a Party which have arisen prior to termination, including (without limitation) any claim in respect of a breach of this Agreement. Clauses 4 and 10 shall survive termination.

10.	Miscellaneous

10.1	Costs and Expenses
The Parties shall bear their own costs and expenses rendered in connection with the transactions contemplated by this Agreement, whether or not the Offer is completed.

10.2	Assignment
The rights and obligations of the Parties under this Agreement shall not be assignable, provided that the Offeror shall have the right to assign any of its rights and obligations under this Agreement to any of its Affiliates if it undertakes to Oslo Børs VPS to procure the Affiliate's performance of such obligations.

10.3	Notices
Any notices required to be given hereunder by either Party shall be in writing and shall be deemed to have been given if mailed by prepaid registered mail or sent by e-mail or delivered to the address of the other Party which is hereinafter set forth:

If to Oslo Børs VPS: Oslo Børs VPS Holdings ASA

Att: Øivind Amundsen, Executive Vice President Telephone: + 47 91 18 15 26
Email: Oivind.Amundsen@oslobors.no
With a copy to: Advokatfirmaet Thommessen AS Att: Anders Arnkværn
Haakon VIIs gate 10 0161 Oslo, Norway
Telephone: + 47 90 59 54 45 Email: aar@thommessen.no

If to the Offeror: Nasdaq AB
c/o Nasdaq, Inc.
Att: Office of General Counsel 805 King Farm Blvd.

Rockville, MD 20850 USA Email: ogc@nasdaq.com

With a copy to:

Lars Kristian Sande BAHR
Tjuvholmen allé 16
P.O. Box 1524 Vika No-0117 Oslo Norway
Telephone: + 47 908 58464 Email: Iks@bahr.no

And:

Arne Tjaum BAHR
Tjuvholmen allé 16
P.O. Box 1524 Vika No-0117 Oslo Norway
Telephone: + 47 950 39851 Email: at@bahr.no

10.4	Confidentiality

10.4.1
The existence of this Agreement shall be treated as strictly confidential information until the publication of the Joint Announcement in accordance with clause 4.1. The content of this Agreement is strictly confidential unless otherwise disclosed in the Joint Announcement, to be disclosed in the Offer Document, or otherwise as required by Applicable Law.

10.4.2	The confidentiality obligations shall terminate on the second anniversary of the date hereof.

10.5	Modifications
This Agreement may be modified or amended only by written agreement of the Parties.

10.6	Entire Agreement, etc.
This Agreement and the documents referred to herein constitute the entire agreement between the Parties. The provisions of this Agreement are binding upon and inure solely to the benefit of the parties hereto. Notwithstanding the foregoing the non-disclosure agreement between the Parties shall continue to apply to the extent not inconsistent with or superseded by this Agreement and the Parties shall enter into a separate due diligence agreement on mutually acceptable terms prior to the due diligence to be conducted by the Offeror when the Offeror has obtained the Clearances.

10.7	Governing Law and Arbitration

10.7.1	This Agreement is governed by and construed in accordance with Norwegian law.

10.7.2
Any dispute arising under or in connection with this Agreement shall be finally settled by arbitration pursuant to the Norwegian Arbitration Act 2004. The arbitration shall be held in Oslo, Norway. All arbitrators shall be appointed by the Oslo District Court if the Parties cannot agree on the composition of the arbitration tribunal. The language of any arbitration proceeding is English. The arbitration proceedings and arbitration award shall be confidential.

* * *

This Agreement is executed in two (2) originals, one for each of the Parties.

[SIGNATURE PAGE FOLLOWS]

For and on behalf of OSLO B0RS VPS HOLDING ASA

Name in block letters: CATHARINA E. HELLERUD Title: Board of Directors Chair

20
1483594 . 02-LONSR 0IA - MSW

For and on behalf of NASDAQ AB

21
14 83594.0 2-LONSR0 I A - MSW

Appendix 1 – Main terms and conditions of the Offer

Offeror	NASDAQ AB, business registration number 556243-8001 (the Offeror).
Target	Oslo Børs VPS ASA, business registration number 983 268 617 (Oslo Børs VPS).
Offer Price	NOK 152 per Oslo Børs VPS Share. The Offer Price will be reduced by the amount of any dividends or other distributions declared on the Oslo Børs VPS Shares after 29 January 2019.
Interest Payment
In addition to the Offer Price, each accepting shareholder will receive an interest payment at a rate of 6% per annum on the Offer Price, pro-rated per day from 29 January 2019 until the completion conditions have been fulfilled and/or waived.

Blocking of tendered Shares
By delivering a duly executed acceptance form, shareholders give the receiving agent an authorization to block the Oslo Børs VPS Shares to which the acceptance form relates, in favour of the receiving agent. The receiving agent is at the same time authorized to transfer such Oslo Børs VPS Shares to the Offeror against payment of the Offer Price and the Interest Payment. In the event the Offer is cancelled, the blocking will be terminated. It is not possible for the shareholder to dispose of the Oslo Børs VPS Shares when they are blocked. The shareholder is free to dispose of any other securities registered in the same VPS- account as the blocked Oslo Børs VPS Shares.

Offer Period
The Offer Period shall commence at the latest on 28 February 2019 and shall remain open for a period of no less than four weeks. The Offeror may in its sole discretion extend the Offer Period (one or more times) up to a total of ten weeks. Any extension of the Offer Period will be announced on or before the last day of the prevailing Offer Period.

Conditions for completion of the Offer
Completion of the Offer is subject to the following conditions, each one of which may be waived by the Offeror in its sole discretion:
(a)    Minimum acceptance. The Offer shall have been validly accepted by shareholders of Oslo Børs VPS representing (together with any shares in Oslo Børs VPS already owned by the Offeror or its Affiliates at such point in time) more than 90% (or such lower percentage as the Offeror may determine in its sole discretion) of the issued and outstanding share capital and voting rights of Oslo Børs VPS on a Fully Diluted (as defined below) basis, and such acceptances not being subject to any third party consents in respect of pledges or other rights. If such minimum acceptance has not been satisfied by the end of the acceptance period, the Offeror may, at its sole discretion, elect to seek to satisfy the minimum acceptance condition by re-opening the acceptance period (to no later than 31 December 2019) or by other adequate means. For this purpose, Fully Diluted shall mean all issued Oslo Børs VPS Shares together with all shares which Oslo Børs VPS would be required to issue if all rights to subscribe for or otherwise require Oslo Børs VPS to issue additional shares, under any agreement or instrument, existing at or prior to completion of the Offer, were exercised.

(b)    Board Recommendation. That an unanimous recommendation from the board of directors of Oslo Børs VPS to its shareholders to accept the Offer, in such form as set out in Appendix 2, has been issued and not been withdrawn or amended or qualified in any manner adverse to the Offeror.

(c)    Clearances. The necessary permits, consents, approvals and actions from competent Relevant Authorities (including but not limited to, the Financial Supervisory Authority of Norway, the Norwegian Ministry of Finance and relevant competition authorities, which also shall include a filing to the competition authority in Norway, Sweden and United Kingdom to the extent such filing is recommended) in connection with the Offer shall have been obtained either without conditions or upon conditions that are acceptable to the Offeror in its reasonable discretion.

(d)    No action by Relevant Authority. No Relevant Authority of a competent jurisdiction shall have taken any form of legal action (whether temporary, preliminary or permanent) that is in effect and restrains or prohibits the consummation of the Offer or shall in connection with the Offer have imposed any conditions upon the Offeror, Oslo Børs VPS or any of their respective Affiliates which are not acceptable to the Offeror in its reasonable discretion.

(e)    Accuracy of information. That the information relating to Oslo Børs VPS and the Group made public, or disclosed privately to the Offeror or its Affiliates, by Oslo Børs VPS prior to the date of the Transaction Agreement, taken as a whole, was not materially inaccurate or materially misleading.

(f)    No Material Adverse Change. That no Material Adverse Change has occurred since the date of the Transaction Agreement (whether as a result of facts, circumstances, events or conditions occurring after the date of the Transaction Agreement, or facts circumstances, events or conditions not publicly disclosed by Oslo Børs VPS nor disclosed by Oslo Børs VPS in writing to the Offeror prior to the date of the Transaction Agreement, or a combination of both).

(g)    No material breach. There shall have been no material breach by Oslo Børs VPS of the Transaction Agreement, provided that, for the purposes of this Condition, any breach of the Transaction Agreement shall be determined without regard to any materiality qualifiers set forth in the Transaction Agreement (including any warranty, representation or covenant), as if such materiality qualifiers were deleted from the applicable provision in the Transaction Agreement, where materiality qualifiers shall mean words or phrases including the term "material", "material adverse change" or "material adverse effect" or other variations of the term "material" set forth in the Transaction Agreement.

(h)    Completion of Limited Confirmatory Due Diligence. The Offeror shall have completed a short and limited confirmatory due diligence to the Offeror’s satisfaction, limited to certain key contracts, financial and regulatory matters, as identified and communicated to the Board of Oslo Børs VPS.

Settlement of the	Settlement will be made within two weeks after announcement that all conditions have

Offer    been met or waived.
On settlement, the relevant amount to each shareholder who has accepted the Offer will be transferred to the bank account that at the time of acceptance was registered in VPS as the account for payment of dividends to the shareholder. Settlement will be made in cash in Norwegian Kroner (NOK).

Long Stop Date
In the event the conditions for closing of the Offer have not been met or waived by 16:30 CET on the Long Stop Date, the Offer will not be completed and shareholders who have tendered their Shares will be released from their acceptance of the Offer.

Acceptance binding	The acceptance of the Offer is irrevocable, and may not be withdrawn, in whole or in part, once the settlement agent has received the acceptance form.
Shareholders that accept the Offer will remain the legal owners of their Shares and retain voting rights and other shareholder rights related thereto to the extent permitted under Norwegian law until settlement has taken place.

Amendments to the

Offer
The Offeror reserves the right to amend the Offer, including the Offer Price, in its sole discretion at any time during the Offer Period (in addition to in any Competing Offer situation), provided however that the Offeror may not amend the Offer in a manner which disadvantages Oslo Børs VPS shareholders. Any acceptance received is binding even if the Offer Period or the Long Stop Date is extended and/or the Offer is otherwise amended in accordance with the terms of the Offer. Shareholders who have already accepted the Offer in its original form or with previous amendments will be entitled to any benefits arising from such amendments.

Governing Law and

Jurisdiction	The Offer is governed by Norwegian law. Any dispute that may arise in relation to this Offer shall be subject to the Norwegian Courts with Oslo city as legal venue.

Appendix 2 – Board Recommendation

STATEMENT FROM THE BOARD OF DIRECTORS OF OSLO BØRS VPS HOLDING ASA IN CONNECTION WITH THE OFFER FROM NASDAQ AB
This statement is made by the Board of Directors (the "Board") of Oslo Børs VPS Holding ASA ("Oslo Børs VPS" or the "Company") in connection with the offer (the "Offer") from Nasdaq AB ("Nasdaq") to acquire all issued and outstanding shares in Oslo Børs VPS against a consideration of NOK 152 per share in cash (the "Offer Price"). The statement is attached as an appendix to the offer document prepared by Nasdaq for the Offer dated [•] 2019 (the "Offer Document").

The Offer is not subject to the take-over rules in chapter 6 of the Norwegian Securities Trading Act, and the Board is not under any legal obligation to make any statements on the Offer.
However, pursuant to clause 14 (Takeover) of Oslo Børs VPS' corporate governance policy, the Board shall in the event of a take-over offer arrange for a valuation by an independent expert and issue a statement evaluating the offer, including a recommendation to shareholders as to whether or not they should accept the offer.

Introduction and background
On 24 December 2018 Euronext N.V. ("Euronext") announced its intention to launch an offer in January 2019 for all the outstanding shares in Oslo Børs VPS. Euronext launched such offer on 14 January 2019 by the publication of an offer document (the "Euronext Offer").

The Euronext Offer was a result of a compact auction process conducted by Carnegie ASA on the initiative of certain minority shareholders of the Company and without any involvement of the Board and management of the Company. Against this background, and in light of the fact that it surfaced that several relevant parties did not participate in the auction process, the Board announced on 4 January 2019 that it had decided to invite parties that may be interested in the opportunity of making an offer for the shares in Oslo Børs VPS to participate in an offer process. Based on this invitation, and within the time frame and other limitations imposed on the Board by the Euronext Offer, Nasdaq and the Company entered into negotiations regarding a combination of the two companies.

The negotiations between Nasdaq and Oslo Børs VPS resulted in a joint press release on 30 January 2019, announcing that the two parties had entered into a transaction agreement (the "Transaction Agreement") whereby Nasdaq agreed to launch the Offer and the Board undertook to announce its unanimous recommendation of the Offer to Oslo Børs VPS’s shareholders in this form.

The Offer
Nasdaq launched the Offer through the Offer Document submitted to Oslo Børs VPS’ shareholders on [•] 2019, with an acceptance period commencing on [•] 2019 and ending on [•] 2019 at 16:30 hours (CET), subject to extensions. Completion of the Offer is made subject to fulfilment or waiver of the conditions for the Offer. Detailed information about the Offer, including the conditions for completion of the Offer, is included in the Offer Document.

Pursuant to the Offer, the Oslo Børs VPS shareholders are offered NOK 152 in cash per share (subject to adjustment for any dividends or other distributions declared on the shares in the Company after 29 January 2019). In addition, each accepting shareholder will receive an interest payment at a rate of 6% per annum on the Offer Price, pro-rated per day from [●] January 2019 until the completion conditions have been fulfilled and/or waived.

The Offer Price (excluding the interest compensation) values the aggregate of Oslo Børs VPS' issued and outstanding shares at NOK 6,537 million (based on 43,004,000 issued and outstanding shares in the Company). The Offer Price represents a premium of 38% to the undisturbed N-OTC closing price per share on 17 December 2018. Further, the Offer Price represents a premium of 5% to the offer price of NOK 145 in the Euronext Offer. Nasdaq has obtained irrevocable undertakings from shareholders representing approximately 35.11% of the Shares to tender their Shares pursuant to the Offer and they are binding, including in the event of any other offer.

As is further detailed and specified in the Offer Document, the completion of the Offer will be subject to the following conditions being satisfied or waived by Nasdaq (acting in its sole discretion): [Conditions from Appendix 1 of the Transaction Agreement to be inserted].

Pursuant to the Norwegian Public Limited Liability Companies Act, Nasdaq will have the right to commence a compulsory acquisition for cash of the Oslo Børs VPS shares not already owned by Nasdaq if Nasdaq becomes the owner of Oslo Børs VPS shares representing more than 90% of the total number of shares issued by Oslo Børs VPS. The Board notes that Nasdaq in such case intends to effectuate a compulsory acquisition upon completion of the Offer.

Recommendation: The Board recommends the shareholders of Oslo Børs VPS to accept the Offer made by Nasdaq.
The Board has reviewed the Offer Document and duly considered all factors considered significant when assessing whether the Offer should be accepted by the shareholders of Oslo Børs VPS. Furthermore, the Board has compared the Offer with the Euronext Offer.

Terms of the Offer

The Board has concluded that the Offer Price (i) falls within the valuation ranges derived by a full set of valuation techniques; (ii) represents the highest value received following the Board's invitation to make offers for the shares in the Company; (iii) provides better value relative to the Euronext Offer; and (iv) provides a fair value to the shareholders of Oslo Børs VPS.

The Board has received a fairness opinion from its financial advisor Arctic Securities AS, [attached hereto as Appendix 1], which concludes that the Offer Price represents a fair consideration to all the shareholders of Oslo Børs VPS from a financial point of view.

With respect to other terms of the Offer, and in particular the transaction risk relating to completion of the Offer created by the conditions for completion, a public offer for the shares of Oslo Børs VPS Holding will necessarily involve such risk. Both the Offer and the Euronext Offer involve risks relating to the ability of the offerors to complete the offers. Based on an overall assessment, the Board has concluded that the Offer does not involve a higher degree of risk in this respect than the Euronext Offer.

On this basis, the opinion of the Board is that the Offer is made on fair terms and offers a fair consideration to all its shareholders.

Future operations of Oslo Børs VPS and the Norwegian capital market

In order to ensure the function of the Norwegian securities market and the ability to access capital, the Norwegian market must be maintained and further enhanced. It is therefore important for Oslo Børs VPS to become part of a structure that (i) provides good visibility for Norwegian issuers, (ii) offers strong local influence, (iii) demonstrates adaptability to local considerations, and
(iv)has a strategy for the further development and modernisation of the central securities depository’s functions and products.

The Board is committed to ensuring that the competitive advantages of Oslo Børs VPS and the attractiveness of its local marketplaces are maintained and further enhanced in relation to both Norwegian and international issuers, particularly within the group’s sectors of particular strength.

Based on thorough discussions with Nasdaq, it is the view of the Board that there is strong industrial, market and strategic logic to a combination between Nasdaq and Oslo Børs VPS, and that Nasdaq would continue to uphold the strong values of Oslo Børs VPS and enhance the Norwegian capital market through:

i)
Nasdaq's expressed intent to maintain the Norwegian model of regulation, governance and supervision in combination with a unique Norwegian Advisory Board and Norwegian representation on Nasdaq's Nordic committees;

ii)
Nasdaq’s expressed intent to retain the Oslo Børs brand and to continue to enhance its global leading positions in energy, shipping and seafood, to leverage its talent and experience in these sectors, to further develop Norway as a centre of excellence in commodities and to enable Oslo Børs to benefit from the full global reach of Nasdaq’s resources, technology, data and brand;

iii)	Nasdaq's expressed intent to capitalize on, and develop, VPS in a Nordic perspective and to make it Nasdaq's regional centre of excellence for custody and settlement services;

iv)	Nasdaq’s expressed intent to develop international solution offerings in the post-trade area based on VPS’ expertise;

v)	Nasdaq's expressed intent to maintain and further develop Oslo Børs’ marketplaces as venues for the listing and trading of equity, bonds and equity certificates; and

vi)
Nasdaq’s expressed intent to enhance the securities environment with strong expertise in Oslo, including co-location with Nasdaq’s commodity exchange as well as to leverage the local talent pool’s expertise in exchange and post-trade services, product offerings and IT competence.

The Board is of the opinion that a combination with Nasdaq would combine and strengthen the Nordic region as a capital market with strong international distribution and visibility for Norwegian issuers as well as efficient infrastructure and limited adaptation requirements for Norwegian and Nordic companies. Oslo Børs VPS’ largest customers are Nordic financial groups preferring harmonised services in the Nordic region and Nordic delivery models. There is already a well- established collaboration between, inter alia, Nordic banks, brokers, broker associations and supervisory authorities, which will help ensure focus on and development of the Norwegian market following such a combination.

Employees

The employees of the Oslo Børs VPS group have been informed about the Offer through a meeting held on [•] 2019. We have been informed of the following by Nasdaq. Nasdaq operates on a global basis with a strong local presence leveraging the local talent pool’s unique areas of expertise. Nasdaq operates as a meritocracy, and national market employees have the opportunity to assume global roles and responsibilities and a combination with Nasdaq would accord the same benefits to Oslo Børs VPS and its employees. Further, as both Oslo Børs VPS and Nasdaq are highly committed to providing superior service to clients, Nasdaq would seek to ensure that any combination retains and enhances the respective strengths of each business.

Nasdaq also believes in an effective, collaborative and customer-focused integration process. To that end, Nasdaq would work collaboratively with the Oslo Børs VPS management team to approach the integration in a constructive fashion, and to ensure that appropriate arrangements are made, including working to find opportunities in other areas and functions.

Based on the above, including the presentation held for the employees, the involved employees have stated that[to be inserted when statement from employees has been obtained].]

Other factors
The Offer must also be considered in light of the situation created by the Euronext Offer and the time limitations and other limitations thereby imposed on the subsequent auction process conducted by the Board.

Furthermore, the Board has noted that shareholders representing 35.11% of the shares in the Company have pre-accepted the Offer, while shareholders representing 45.2% of the shares in the Company have pre-accepted the Euronext Offer (in addition to the shares already acquired by Euronext representing 5.3% of the shares in the Company).

Conclusion
Based on an overall evaluation of the factors considered relevant, the Board considers the Offer as the best alternative for all stakeholders (including shareholders, issuers, banks, investors and investment banks operating in the Norwegian capital market) and therefore recommends the shareholders of Oslo Børs VPS to accept the Offer made by Nasdaq and not to accept the Euronext offer.

The recommendation is unanimous.

Own shareholding
[To be inserted prior to publication of the statement].

[date]

The Board of Directors of Oslo Børs VPS Holding ASA

Appendix 3 – Joint Announcement

*** DRAFT joint press release ***

Nasdaq to Make an Offer to Acquire Oslo Børs VPS with Unanimous Support from Oslo Børs VPS Board of Directors

•	Cash offer to acquire all issued and outstanding shares in Oslo Børs VPS Holding ASA to be made by Nasdaq AB

•	Oslo Børs VPS’ Board of Directors and executive management team have unanimously decided to recommend that its shareholders accept the Offer and do not accept the offer from Euronext

•
Nasdaq AB has received irrevocable pre-acceptances of the Offer from shareholders representing 35.11% of the total shares of Oslo Børs VPS. Pre-accepting shareholders include Oslo Børs VPS’ two largest shareholders (DNB and KLP)

•	The proposed transaction is expected to achieve Nasdaq’s stated ROIC target of at least 10% within 3-5 years, and be accretive to non-GAAP EPS within 12 months of closing

•	The transaction is consistent with Nasdaq’s existing capital deployment priorities including its organic business investment, shareholder capital return and leverage objectives

Oslo, Norway and Stockholm, Sweden, Jan. 30, 2019 – Nasdaq AB, an indirect subsidiary of Nasdaq Inc. (Nasdaq: NDAQ) (“Nasdaq”), announced today that it will make a public offer to acquire all of the issued shares of Oslo Børs VPS Holding ASA (NOTC: OSLO/OTCMKTS: OSBHF) (“Oslo Børs VPS”) at NOK 152 per share (the “Offer”). The formal Offer will be made pursuant to an offer document (the “Offer Document”), which is expected to be published on or around 4 February 2019.

Based on an overall evaluation of the factors considered relevant, the Board of Directors of Oslo Børs VPS considers that the Offer is the best alternative for all stakeholders (including shareholders, issuers, investors, banks and investment banks operating in the Norwegian capital market) and therefore unanimously recommends that the shareholders of Oslo Børs VPS accept the Offer and do not accept the offer to acquire the shares of Oslo Børs VPS made by Euronext NV (the "Euronext Offer").

The key features of the Offer include:

•
Nasdaq AB is offering NOK 152 in cash per share in Oslo Børs VPS (the “Offer Price”), plus an interest payment of 6% per annum on the Offer Price, pro-rated per day from 29 January 2019 until the conditions to the Offer have been fulfilled or waived.

•
The Offer Price represents a 5% premium to the price of the offer to acquire the shares of Oslo Børs VPS made by Euronext of NOK 145 per share, excluding the interest payment which Euronext has offered to pay.

•
The Offer Price values the entire issued share capital of Oslo Børs VPS at NOK 6,537 million, or approximately $770 million, and represents a premium of 38% to the undisturbed closing price of the Oslo Børs VPS shares on the NOTC on 17 December 2018.

•
Nasdaq has obtained pre-acceptances of the Offer from shareholders representing approximately 35.11% of the shares in Oslo Børs VPS, including DNB and KLP. These pre- acceptances are irrevocable and unconditional, including in the event of a higher offer until the long stop date of 31 December 2019.

•
Nasdaq AB and Oslo Børs VPS have entered into a transaction agreement (the “Transaction Agreement”), pursuant to which Oslo Børs VPS and Nasdaq AB have provided certain undertakings to each other in connection with the Offer.

•
The Offer can, subject to extension, be accepted in the period from publication of the Offer Document (expected on or around 4 February 2019) to and including the expiry of the offer period (expected on or around 4 March 2019). The Offer is subject to the fulfillment or waiver of certain customary conditions, including but not limited to Nasdaq AB obtaining acceptances of the Offer from shareholders holding 90% or more of the shares of Oslo Børs VPS, certain regulatory clearances, a limited confirmatory due diligence and completion of the Offer by 31 December 2019.

Based on thorough discussions with Nasdaq, it is the view of the Board of Oslo Børs VPS that there is strong industrial, market and strategic logic to a combination between Nasdaq and Oslo Børs VPS, and that this combination will uphold the strong values of Oslo Børs VPS and enhance the Norwegian capital market as demonstrated by the following expressed intentions of Nasdaq:

•	Maintain the Norwegian model of regulation, governance and supervision in combination with a unique Norwegian Advisory Board and Norwegian representation on Nasdaq's Nordic committees;

•
Retain the Oslo Børs brand and to continue to enhance its global leading positions in energy, shipping and seafood, to leverage its talent and experience in these sectors, to further develop Norway as a centre of excellence in commodities and to enable Oslo Børs to benefit from the full global reach of Nasdaq’s resources, technology, data and brand;

•	Capitalize on, and develop, VPS from a Nordic perspective and to make it Nasdaq's regional centre of excellence for custody and settlement services;

•	Develop international solution offerings in the post-trade area based on VPS’ expertise;

•	Maintain and further develop Oslo Børs VPS’ marketplaces as venues for the listing and trading of equity, bonds and equity certificates; and

•
Enhance the securities environment with strong expertise in Oslo, including co-location with Nasdaq’s commodity exchange as well as to leverage the local talent pool’s expertise in exchange and post-trade services, product offerings and IT competence.

The Board of Oslo Børs VPS is of the opinion that a combination with Nasdaq would combine and strengthen the Nordic region as a capital market with strong international distribution and visibility for Norwegian issuers as well as efficient infrastructure and limited adaptation requirements for Norwegian and Nordic companies. Oslo Børs VPS’ largest customers are Nordic financial groups that are likely to prefer harmonized services in the Nordic region and Nordic delivery models. There is already a well-established collaboration between, inter alia, Nordic banks, brokers, broker associations and supervisory authorities, which will help ensure focus on and development of the Norwegian market following such a combination.

The Board of Oslo Børs VPS has further noted that (i) completion of the Euronext Offer is conditional upon acceptance from shareholders representing (together with shares already owned by Euronext N.V.) 50.01% of the shares in the Company and that (ii) Euronext N.V. currently owns 5.3% of the shares in the Company, while shareholders representing 45.2% of the shares in the Company have pre-accepted the Euronext Offer.

Both the Euronext Offer and the Offer from Nasdaq AB are made conditional upon receipt of relevant regulatory approvals. The Norwegian Ministry of Finance will decide on the matter, based on advice from the Norwegian Financial Supervisory Authority. The Board of Oslo Børs VPS has concluded that the Offer from Nasdaq AB will provide a better industrial and strategic solution for the Norwegian capital market. Furthermore, a situation in which 1/3 or more of the shareholders refuse to accept the Euronext Offer is likely to result in a sub-optimal ownership- and governance structure. Several of such minority shareholders would be significant Norwegian financial institutions. Oslo Børs VPS has assumed that such considerations will be relevant in the broad suitability assessment to be made by the authorities, taking due account of the fact that Oslo Børs VPS represents a key financial infrastructure of national significance.

“The addition of Oslo Børs VPS to Nasdaq will be a tremendous step to unite the Nordic financial markets,” said Adena Friedman, President and CEO of Nasdaq. “Combining Oslo Børs VPS’ exchange and securities depository expertise with our technology leadership and experience supporting the growth of small- and medium- sized enterprises and investors in the region, will not only help make the Norwegian markets stronger but the region in its entirety can become an even greater economic engine for long term growth.”

“We have reviewed the offer from Nasdaq thoroughly, and duly considered all factors significant when assessing whether it should be accepted by our shareholders, including comparing the offer with the one made by Euronext,” said Catharina E. Hellerud, Chair of the Board of Directors of Oslo Børs VPS. “Our conclusion is unanimous and clear in that Nasdaq represents a more attractive partner, both from a shareholder value perspective and from an industrial, market and strategic perspective.”

“Our customers are primarily Nordic financial groups preferring harmonized services throughout the Nordic region and Nordic delivery models,” said Bente A. Landsnes, President and CEO of Oslo Børs VPS. “There is already a well-established collaboration between Nordic banks, brokers, broker associations and supervisory authorities. We see a combination for Oslo Børs with Nasdaq to be a natural step to further develop both the Norwegian and Nordic markets.”

“Oslo Børs VPS is a unique financial institution with a strong national heritage and international position,” said Lauri Rosendahl, President of Nasdaq Nordic. “We see a tremendous opportunity to further strengthen Oslo Børs VPS’ offering and position in Norway as well as increase the strategic relevance of the exchange and the CSD in the Nordic region and around the world. Retaining the unique qualities of Oslo Børs VPS as part of Nasdaq Nordic, while further strengthening its leading positions in energy, shipping and seafood would be our two main priorities.”

Nasdaq operates exchanges, clearinghouses and central securities depositories in eight countries across the Nordic and Baltic regions. Through Nasdaq First North, Nasdaq Nordic also offers alternative marketplaces for small and medium sized growth companies. Nasdaq’s Nordic and Baltic exchanges, together with Nasdaq First North, employs more than 1,100 people and is home to more than 1,000 listed companies. Since 2016, Nasdaq’s Nordic operations have added more than 290 new company listings, including 198 initial public offerings raising in excess of €14 billion of capital.

Among other things, the Transaction Agreement:

•	Includes an undertaking from Oslo Børs VPS not to solicit any competing offers and to notify Nasdaq AB of any unsolicited competing offers it receives.

•	Regulates the Offer, including the main terms of the Offer and certain undertakings by Nasdaq AB relating to the Offer, including an undertaking to launch it.

•
Provides that the Oslo Børs VPS board’s unanimous recommendation may not be withdrawn, modified or amended, provided that in the event an unsolicited competing offer is a higher priced offer which Nasdaq AB does not match, the Oslo Børs VPS board may acknowledge that the competing offer is more favorable from a purely financial point of view, but shall also reiterate that Nasdaq AB is the preferred owner of Oslo Børs from an industrial and strategic perspective and advise Oslo Børs VPS shareholders that the Offer would be more likely than the competing offer to promote the long term success of Oslo Børs VPS and its group having regard to the strategic interests of capital market participants based in Norway and elsewhere in the Nordic region.

•
Includes customary undertakings from Oslo Børs VPS as to the conduct of its business in the period from its entry into the Transaction Agreement to the completion of the Offer or its earlier lapse or withdrawal.

•	Includes certain representations and warranties by both parties and a limited termination right (mainly in the event of a material breach of the agreement by the other party).

As of the date of this release, neither Nasdaq AB nor Nasdaq owns any shares in Oslo Børs VPS.

Nasdaq intends to fund the Offer through a mix of debt and cash on hand. The proposed transaction is expected to achieve Nasdaq’s stated ROIC target of at least 10% within 3-5 years, and be accretive to non-GAAP EPS within 12 months of closing. The acquisition of Oslo Børs VPS would be consistent with Nasdaq’s existing capital deployment priorities. As such, Nasdaq does not expect any change to its organic business investments, its intention to continue growing dividends as income and cash flows grow, or its equity repurchase program. Assuming a close in the third quarter of 2019, Nasdaq’s gross leverage would rise to approximately 3.1x debt to EBITDA, and the company would be in position to reduce leverage to the mid 2x’s during the second half of 2020.

The Offer Document containing the complete terms and conditions of the Offer is expected to be published on or around 4 February 2019. Subject to restrictions under applicable securities laws, the Offer Document will be distributed to all shareholders listed in Oslo Børs VPS’ share register.

The recommendation by the Board will be included in the Offer Document and also be made available on Oslo Børs VPS’ website when Nasdaq AB publishes the Offer Document. Arctic Securities AS has provided the Board of Oslo Børs VPS an independent fairness opinion of the Offer, which is also included in the recommendation.
For further information, please contact: Nasdaq:
David Augustsson
+46-734496135; david.augustsson@nasdaq.com

Oslo Børs VPS:
Per Eikrem
+47 93 06 00 00; per.eikrem@oslobors.no

Important Information about the Offer:

This joint press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer to purchase all the shares of Oslo Børs VPS will be contained in the Offer Document to be published by Nasdaq AB. The complete Offer Document will, subject to restrictions under applicable securities laws, be distributed free of charge to all Oslo Børs VPS’ shareholders registered in Oslo Børs VPS’ share register in Verdipapirsentralen (the Norwegian Central Securities Depository).

About Oslo Børs

Oslo Børs VPS offers listing and trading in equities, equity certificates, ETPs, fixed income products and derivatives products on six different marketplaces: Oslo Børs, Oslo Axess, Merkur Market, NOTC, Nordic ABM and Oslo Connect. Through its business areas, the Oslo Børs VPS Group operates marketplaces for trading in financial instruments, together with settlement, securities registration and information services, in order to give customers access to an efficient and effective capital market.

About Nasdaq

Nasdaq is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world's first electronic stock market, its technology powers more than 100 marketplaces in 50 countries, and 1 in 10 of the world's securities transactions.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release relating to future status and circumstances, including statements regarding the anticipated offer timeline, future performance, growth and other projections as well as benefits of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “expects”, “believes”, or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of Nasdaq and its subsidiaries. Such risk factors may include the performance of the global economy, ability of Nasdaq to integrate Oslo Børs VPS, ability of Nasdaq to receive regulatory approvals necessary for the Offer, ability of Nasdaq to complete the Offer and any other risk factors detailed in Nasdaq's annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. Any such forward-looking statements speak only as of the date on which they were made and Nasdaq has no obligation (and undertake no such obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except for as required by applicable laws and regulations.

Website Disclosure

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”